Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-196634) pertaining to the Incentive Award Plan of CareTrust REIT, Inc. and Form S-3 (No. 333-208925) of CareTrust REIT, Inc. of our report dated February 15, 2017, with respect to the statement of revenues and certain expenses of the Texas Skilled Nursing Portfolio included in the Current Report Form 8-K/A of CareTrust REIT, Inc. dated December 1, 2016.

/s/ Ernst & Young LLP

Irvine, California

February 15, 2017